SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 30, 1998

BIOMET, INC.
(Exact name of registrant as specified in its charter)

Indiana
(State or other jurisdiction of incorporation or organization)

0-12515
(Commission File Number)

35-1418342
(I.R.S. Employer Identification No.)

Airport Industrial Park, P.O. Box 587, Warsaw, Indiana     46581-0587
(Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code: (219)267-6639


Item 2.  Acquisition or Disposition of Assets.

On February 2, 1998, Biomet, Inc. ("Biomet") and Merck KGaA, Darmstadt, Germany, ("Merck") announced the closing of a joint venture (the "Joint Venture") to manufacture, market and sell orthopedic and biomaterials products in Europe and elsewhere under the name "Biomet Merck". Merck KGaA is a global pharmaceutical company headquartered in Darmstadt, Germany, and is not affiliated with Merck & Co., Inc. of Whitehouse Station, New Jersey, U.S.A.

The Joint Venture was formed through the organization of a new Dutch commanditaire vennootschap, or closed limited partnership (the "CV"). Biomet is the general partner of the CV with a 50% partnership interest, and Merck KGaA is the limited partner of the CV with a 50% partnership interest. Each party contributed or is in the process of contributing its European operations within the Joint Venture's field of operation to the CV. The business entities already contributed or being contributed to the Joint Venture by each partner, their respective countries of organization and the percentage owned by the CV are set forth below.


                                           Country of
Company                                    Organization           Percent Owned

Contributions by Biomet:

   Biomet Ltd. 	                           United Kingdom         100%
   Biomet SpA                              Italy                  100%
   Biomet Deutschland GmbH                 Germany                100%
   Industrias Quirurgicas de Levante, SA   Spain                  100%
   Biomet SA                               France                 100%
   Biomet Polska Sp. z.o.o.                Poland                  51%
   Mediplant NV/SA                         Belgium                100%
   Ortomed B.V.                            The Netherlands        100%
   Orthopaedics Holdings C.V.              The Netherlands        100%
   Biomet A/S                              Denmark                 30%
   Biomet Norge                            Norway                  40%
   Ortra Holdings SA                       Switzerland            100%
   Canzek AG                               Switzerland            100%
   CDO Ltd.                                United Kingdom         100%
   Kirschner Hellas                        Greece                  30%

Contributions by Merck KGaA:

   Merck Biomaterial France                France                 100%
   Merck Biomaterial Espana S.L.           Spain                  100%
   Artos Medizinische Produkte GmbH        Germany                100%
   Merck Biomaterial GmbH                  Germany                100%

In addition, the assets constituting the biomaterials divisions of Merck KGaA's subsidiaries in the United Kingdom, Portugal, Belgium, The Netherlands and Austria will be contributed to the CV.

The Joint Venture Agreement includes provisions providing for the governance of the Joint Venture and establishing certain economic arrangements between the parties. Generally speaking, the day-to-day operations of the Joint Venture will be conducted under the authority of a board of directors composed of two representatives of each party. Biomet's representatives will have a deciding vote on general operational matters. Extraordinary decisions, such as significant acquisitions or dispositions of businesses or assets, amendments to the charter documents of the Joint Venture, liquidation or dissolution of the Joint Venture, borrowings outside the ordinary course of business, issuances of additional equity interests in the JV and certain related party transactions between the Joint Venture entities and Biomet or its affiliates, will require the vote of a majority of the board of directors, including one member nominated by each party. The Joint Venture Agreement further provides for Merck KGaA to receive certain preferential distributions of cash flow with respect to fiscal years 1999, 2000 and 2001 based upon the level of after-tax profit achieved by the Joint Venture, and for Biomet to receive an annual preferential distribution of approximately $4.4 million in each of the first seven years of the Joint Venture. Merck KGaA also has the right, beginning in fiscal 2002 and ending in fiscal 2008, to require Biomet to purchase Merck KGaA's interest in the Joint Venture at a formula price based on a multiple of the Joint Venture's earnings before interest and taxes. This right may also be exercised following any "change in control" of Biomet (as defined in the Joint Venture Agreement) prior to the end of fiscal 2023.

The Joint Venture will enter into license, supply and distribution agreements with Biomet providing for the manufacture and sale by certain of the Joint Venture companies of Biomet's orthopedic products and by Biomet of certain biomaterials and orthopedic products of the Joint Venture companies.

Based on the balance sheets of the contributed entities as of October 31, 1997, the total assets of the Joint Venture are approximately $190 million. The Joint Venture will continue to use the assets of the various business entities contributed to it to manufacture, market and sell orthopedic and biomaterials products primarily in Europe and in certain other countries throughout the world.

Item 7.  Financial Statements and Exhibits.

(a)-(b)	The financial statements of the acquired businesses and the pro forma financial information required to be filed as part of this report are not included herewith, but will be filed by amendment not later than 60 days after the filing hereof.

(c)	See Index to Exhibits.  The schedules and exhibits to the Joint Venture
Agreement filed as Exhibit 2.01 hereto are not included in reliance upon Item 601(b)(2) of Regulation S-K. The undersigned registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Joint Venture Agreement to the Commission upon request.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Biomet, Inc.


Date: February 16, 1998                      By: /s/ Gregory D. Hartman

                                                 Gregory D. Hartman
                                                 (Vice President - Finance)



EXHIBIT INDEX

Number Assigned
In Regulation
S-K Item 601             Description of Exhibit

(2)      2.01            Joint Venture Agreement

(20)   	20.01            Press Release issued on February 2, 1998